Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated April 30, 2014 with respect to the combined carve-out financial statements of Atalaya Luxco Midco Predecessor, and April 30, 2014 with respect to the consolidated financial statements of Atalaya Luxco Midco S.à.r.l. and subsidiaries, in the Registration Statement (Form F-1) and related Prospectus of Atento S.A. for the registration of ordinary shares.

Ernst & Young, S.L.

/s/ Carlos Hidalgo Andres

Carlos Hidalgo Andres

Madrid, Spain

September 12, 2014